Exhibit 23.1

                   CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Liberty Property Trust and Liberty Property Limited Partnership for the registration of $600,001,000 of common shares of beneficial interest, preferred shares of beneficial interest, depository shares, warrants, guaranties or debt securities and to the incorporation by reference therein of our reports dated February 8, 2000, with respect to the consolidated financial statements and schedule of Liberty Property Trust and Liberty Property Limited Partnership included in the Annual Reports (Form 10-K) of Liberty Property Trust and Liberty Property Limited Partnership for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                             /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
June 8, 2000